Exhibit 99.1

         ITT Industries To Acquire Kodak's Remote Sensing Systems (RSS)

     * ITT Industries to create Space Systems Division, a world leader in developing and integrating a full spectrum of space-based sensors and image information processing services for science, government and commercial applications

     * ITT Industries' leadership in infrared imaging, navigation payloads is complementary to RSS' large scale optical and electro-optical high-resolution satellite imaging

     * Company sees significant opportunity in the $6 billion remote sensing market with strong growth prospects

    WHITE PLAINS, N.Y., Feb. 9 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) today announced that it has signed a definitive agreement to purchase the Remote Sensing Systems (RSS) business from Eastman Kodak Company for $725 million, significantly broadening its own well-established space payload and service product offering for U.S. military as well as other science, government and commercial customers. RSS is the world's leading supplier of high-resolution satellite imaging systems and image information processing services. The combination of the two businesses will create a full-spectrum satellite payload provider with the latest visible and infrared satellite imaging technology in the $6 billion remote sensing market. The transaction is subject to U.S. regulatory approval and customary closing conditions.
    "The acquisition of RSS is a key component of ITT Industries' strategy to enhance our space businesses, an area we recognized a number of years ago as an attractive market that has grown in importance to our largest government customers," said Henry Driesse, President of ITT Industries Defense Electronics & Services. "RSS has strong customer relationships, a reputation for quality and many innovative technologies. By combining RSS' offering with our own meteorological and navigational space payloads, we will create within our Defense Electronics & Services segment a new Space Systems Division that will be headquartered at RSS in Rochester, New York. The Space Systems Division will be a world leader in developing and integrating a full spectrum of space-based sensors and image information processing services for science, government and commercial applications."
    "We expect to improve our competitive position and our ability to win new space programs in a market that has significant growth potential," Driesse said. "We've identified a number of new programs where we will be better positioned to compete, including the next generation weather satellites, high-resolution imagery, Unmanned Aerial Vehicle (UAV) and small satellite applications for scientific and intelligence missions. Our combined expertise in the multi-spectral/hyperspectral, LIDAR and radar systems ensure that we will have technology leadership well into the future."
    "This acquisition is an excellent example of ITT Industries' long-term strategy of building internally upon strong core businesses and, when appropriate, acquiring other assets that enable us to better meet the needs of our customers and create value," said Louis Giuliano, Chairman, President and Chief Executive Officer of ITT Industries. "We anticipate being able to provide customers with a broader array of products and services, and we expect that this acquisition will be modestly accretive to ITT Industries' earnings in 2004. As such, we are tightening the range of our full year EPS forecast to $4.15-$4.25 per share."
    ITT's space businesses, within the Defense Electronics & Services segment, provide a broad range of products and services including infrared meteorological sensors and navigational payloads, as well as ground-station satellite control services and space launch services. ITT has provided sensors for every one of the NOAA operational weather satellites since 1978, and is currently under contract to maintain, sustain and modernize systems at the Jet Propulsion Laboratory's Deep Space Network for interplanetary missions.

    Other current contracts include:
     * a contract to modernize technology for the Global Positioning Satellite (GPS) network
     * a contract to produce space-based measurement instruments to improve future weather forecasting worldwide
     * a contract to provide launch services for two Minotaur research and development missions

    RSS, which includes Kodak's wholly owned subsidiary Research Systems, Inc., is based in Rochester, New York. RSS is the world's leading producer of high-resolution optical and electro-optical imaging components, systems and payloads for ground- and space-based telescopes, remote sensing satellites and other space-based platforms, as well as ground, air and space-based image collection and processing products and services. RSS' customers include the U.S. Department of Defense, science laboratories, other government agencies, and commercial customers such as Space Imaging and DigitalGlobe.
    RSS employs 1,800 people and generated 2003 revenue of approximately
$425 million. ITT Industries' Defense Electronics & Services segment, which includes its space business, employs approximately 10,000 people and generated 2003 revenues of $1.8 billion.
    ITT Industries is being advised by Rothschild Inc.

    About ITT Industries
    ITT Industries, Inc. (www.itt.com) supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. Headquartered in White Plains, NY, the company generated $5.63 billion in 2003 sales and employs approximately 36,000 people around the world.
    In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, Paris and Frankfurt exchanges.

    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended
December 31, 2002, and other of its filings with the Securities and Exchange Commission.

     Contact:
     Tom Glover
     Phone:  407-934-4995
     tom.glover@itt.com

     Ted Birkhahn
     Phone:  212-931-6119
     tedb@peppercom.com

SOURCE  ITT Industries, Inc.
    -0-                             02/11/2004
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-407-934-4995, tom.glover@itt.com; or Ted Birkhahn, +1-212-931-6119, tedb@peppercom.com, for ITT Industries, Inc./
    /Web site:  http://www.itt.com /
    (ITT)

CO:  ITT Industries, Inc.; Eastman Kodak Company
ST:  New York
IN:  CPR ARO OIL ITE ECP
SU:  TNM